Exhibit 99.1

Moelis & Company Declares Special Dividend of $2.00 Per Share

New York, December 7, 2020:  Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced that its Board of Directors has declared a special dividend of $2.00 per share payable on December 29, 2020 to common stockholders of record on December 18, 2020.

“As a result of the strong momentum and positive outlook in our business, we declared a special dividend of $2.00 per share today.  We remain committed to returning all of our excess cash to shareholders.” said Ken Moelis, Chairman and Chief Executive Officer of Moelis & Company.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 21 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance.  You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are based on certain assumptions and estimates and subject to various risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  We believe these factors include, but are not limited to, those described under "Risk Factors", discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, subsequent reports filed on Form 10-Q and our other filings with the SEC, including, without limitation, the risk factors relating to the effects of the COVID-19 pandemic. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.  The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Investor Contact:

Chett Mandel

Moelis & Company

T: + 1 212 883 3536

chett.mandel@moelis.com

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: +1 347 583 9705

andrea.hurst@moelis.com